Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS THIRD QUARTER RESULTS
AND ANNOUNCES NEW SENIOR CREDIT FACILITY

Highlights for the quarter include:

•	Sales growth of 11%, including 9% from base business
•	10% increase in operating income
•	11% increase in diluted EPS to $0.50
•	Increased 2011 earnings guidance range to $1.43 - $1.47 per diluted share
______________________

COVINGTON, LA. (October 20, 2011) – Pool Corporation (NASDAQ/GSM:POOL) today reported results for the third quarter of 2011.

“Strong execution has significantly furthered our success in the 2011 season and resulted in solid financial results.  Our consistent focus on the fundamentals of customer service combined with our innovative support programs that enhance value throughout the supply channel have helped drive market share gains,” said Manuel Perez de la Mesa, President and CEO.

Net sales for the quarter ended September 30, 2011 increased 11% to $503.6 million, compared to $455.0 million in the third quarter of 2010.  Base business sales were up 9% due primarily to market share gains, including benefits from our focus on the retail and building materials segments of our industry and further expansion of product offerings.  Higher replacement activity attributable to the aging installed base of swimming pools, a modest improvement in consumer discretionary expenditures compared to the restrained levels experienced in 2010, the impact of inflationary product cost increases and approximately 1% growth from favorable currency fluctuations also contributed to sales growth.

Gross profit for the third quarter of 2011 improved 13% to $147.9 million from $130.9 million in the comparable 2010 period.  Gross profit as a percentage of net sales (gross margin) increased 60 basis points to 29.4% in the third quarter of 2011.  The increase in gross margin is primarily due to continued improvements in sales, pricing and purchasing discipline, with some favorable impact attributed to mid-year vendor price increases.  Higher freight out income contributed 12 basis points to the gross margin improvement and compensated for higher delivery costs included in selling and administrative expenses.

Selling and administrative expenses (operating expenses) increased 14% to $107.0 million in the third quarter of 2011 compared to the same period in 2010.   Base business operating expenses were up 12% compared to the third quarter of 2010, including increases of 7% from higher incentive expenses, 2% due to increases in other variable expenses and approximately 1% each related to higher delivery costs, bad debt expense and the impact from currency fluctuations.  Since we record annual employee incentive costs based largely on profits and profit growth, these expenses are recorded in our seasonally profitable second and third quarters with the majority of the expense recorded in the second quarter.  The relatively higher rates of growth in annual incentive costs for 2011 reflect the continued catch-up to more normalized levels of incentive costs following sharp declines during the 2007-2009 recession.  We anticipate that fourth quarter 2011 and future years’ base business operating expense increases will be very modest.

Operating income increased 10% to $40.9 million from $37.0 million in the comparable 2010 period.  Operating income as a percentage of net sales (operating margin) was flat at 8.1% for the third quarter of 2011 compared to the same period in 2010.  Interest expense, net was comparatively higher due to $1.3 million in foreign currency transaction gains recorded in the third quarter of 2010.  Despite a 13% increase in average debt levels, interest expense was down slightly quarter over quarter due to a lower weighted average effective interest rate.

Net income increased 6% to $24.2 million in the third quarter of 2011 compared to $22.8 million in the third quarter of 2010.  Earnings per share for the third quarter of 2011 increased 11% to $0.50 per diluted share compared to $0.45 per diluted share for the same period in 2010.

Net sales for the nine months ended September 30, 2011 increased 11% to $1,522.9 million from $1,372.3 million in the comparable 2010 period, driven by a 10% improvement in base business sales.  Gross margin increased 60 basis points to 29.6% in the first nine months of 2011 from 29.0% for the same period last year.

Operating expenses were up 11% compared to the first nine months of 2010, including a 10% increase in base business operating expenses.  Operating income for the first nine months of 2011 increased 18% to $139.4 million compared to $118.0 million in the same period last year.  While interest expense, net increased due to the impact in 2010 from foreign currency transaction gains, interest expense declined approximately $1.1 million in the first nine months of 2011 due to a lower weighted average effective interest rate on slightly higher average debt levels compared to the same period in 2010.

Earnings per share for the first nine months of 2011 increased 21% to $1.67 per diluted share on net income of $82.1 million, compared to $1.38 per diluted share on net income of $69.4 million in the comparable 2010 period.

On the balance sheet, total net receivables increased only 3% compared to September 30, 2010 as improved customer collections partially offset the combined impact of higher September sales, a lower allowance for bad debt and balances related to recent acquisitions.  Inventory levels increased 10% to $337.7 million at September 30, 2011 compared to levels at September 30, 2010, reflecting higher inventory replenishment levels driven by sales growth, inventories related to recent acquisitions and purchases made in advance of vendor price increases.  Total debt outstanding at September 30, 2011 was $268.7 million, up $37.5 million compared to September 30, 2010.

Cash provided by operations was $32.0 million in the first nine months of 2011 compared to $65.2 million in the first nine months of 2010, with the decline reflecting the impact of higher comparative inventory balances.  Adjusted EBITDA (as defined in the addendum to this release) was $45.8 million in the third quarter of 2011 compared to $43.3 million in the third quarter of 2010, and $153.6 million for the nine months ended September 30, 2011 compared to $133.7 million for the nine months ended September 30, 2010.

“Our results to date have exceeded our expectations, strengthening our belief that 2011 has been a pivotal year and enforcing our confidence in the resiliency of our business model.  We are updating our fiscal 2011 earnings guidance to a projected range of $1.43 to $1.47 per diluted share, compared to the previous range of $1.38 to $1.45 per diluted share,” said Perez de la Mesa.  “As we turn our attention toward the 2012 season and longer term growth opportunities, we are pleased to announce the completion of a new $430.0 million unsecured senior credit facility.  This new credit facility replaces our existing $240.0 million unsecured senior credit facility.  The increased borrowing capacity will be used to pay down our $100.0 million private placement notes that mature in February 2012 and to fund future growth initiatives.”

POOLCORP is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 296 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$503,584	$455,020	$1,522,896	$1,372,320
Cost of sales	355,678	324,151	1,072,141	974,625
Gross profit	147,906	130,869	450,755	397,695
Percent	29.4%	28.8%	29.6%	29.0%

Selling and administrative expenses	106,993	93,822	311,345	279,667
Operating income	40,913	37,047	139,410	118,028
Percent	8.1%	8.1%	9.2%	8.6%

Interest expense, net	1,641	376	5,110	4,658
Income before income taxes and equity earnings	39,272	36,671	134,300	113,370
Provision for income taxes	15,126	13,902	52,377	44,044
Equity earnings in unconsolidated investments	23	15	185	117
Net income	$24,169	$22,784	$82,108	$69,443

Earnings per share:
Basic	$0.50	$0.46	$1.70	$1.40
Diluted	$0.50	$0.45	$1.67	$1.38
Weighted average shares outstanding:
Basic	47,987	49,615	48,357	49,442
Diluted	48,772	50,168	49,157	50,160

Cash dividends declared per common share	$0.14	$0.13	$0.41	$0.39

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	September 30,	Change
	2011	2010	$	%

Assets
Current assets:
Cash and cash equivalents	$20,656	$32,561	$(11,905)	(37)%
Receivables, net	160,647	155,252	5,395	3
Product inventories, net	337,698	306,609	31,089	10
Prepaid expenses and other current assets	7,354	6,915	439	6
Deferred income taxes	10,145	10,662	(517)	(5)
Total current assets	536,500	511,999	24,501	5

Property and equipment, net	40,774	31,328	9,446	30
Goodwill	178,516	178,087	429	-
Other intangible assets, net	11,953	13,353	(1,400)	(10)
Equity interest investments	976	978	(2)	-
Other assets, net	29,493	29,304	189	1
Total assets	$798,212	$765,049	$33,163	4%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$120,221	$127,995	$(7,774)	(6)%
Accrued expenses and other current liabilities	70,718	66,214	4,504	7
Current portion of long-term debt and other long-term liabilities	22	12,193	(12,171)	(100)
Total current liabilities	190,961	206,402	(15,441)	(7)

Deferred income taxes	26,549	22,178	4,371	20
Long-term debt	268,700	219,200	49,500	23
Other long-term liabilities	7,503	7,004	499	7
Total liabilities	493,713	454,784	38,929	9
Total stockholders’ equity	304,499	310,265	(5,766)	(2)
Total liabilities and stockholders’ equity	$798,212	$765,049	$33,163	4%
            __________________

1.	The allowance for doubtful accounts was $5.2 million at September 30, 2011 and $7.3 million at September 30, 2010.

2.	The inventory reserve was $7.4 million at September 30, 2011 and September 30, 2010.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2011	2010	Change
Operating activities
Net income	$82,108	$69,443	$12,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,071	6,732	339
Amortization	1,243	1,827	(584)
Share-based compensation	6,143	5,912	231
Excess tax benefits from share-based compensation	(2,229)	(1,271)	(958)
Equity earnings in unconsolidated investments	(185)	(117)	(68)
Other	(3,892)	(7,673)	3,781
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(55,941)	(49,043)	(6,898)
Product inventories	10,999	55,482	(44,483)
Accounts payable	(49,542)	(55,586)	6,044
Other current assets and liabilities	36,199	39,536	(3,337)
Net cash provided by operating activities	31,974	65,242	(33,268)

Investing activities
Acquisition of businesses, net of cash acquired	(2,961)	(4,872)	1,911
Purchase of property and equipment, net of sale proceeds	(16,959)	(6,600)	(10,359)
Other investments	(177)	-	(177)
Net cash used in investing activities	(20,097)	(11,472)	(8,625)

Financing activities
Proceeds from revolving line of credit	446,649	370,639	76,010
Payments on revolving line of credit	(376,649)	(354,668)	(21,981)
Payments on long-term debt and other long-term liabilities	(145)	(36,160)	36,015
Payments of deferred acquisition consideration	(500)	(500)	-
Payments of deferred financing costs	-	(145)	145
Excess tax benefits from share-based compensation	2,229	1,271	958
Proceeds from stock issued under share-based compensation plans	9,506	4,717	4,789
Payments of cash dividends	(19,798)	(19,308)	(490)
Purchases of treasury stock	(62,842)	(1,534)	(61,308)
Net cash used in financing activities	(1,550)	(35,688)	34,138
Effect of exchange rate changes on cash and cash equivalents	608	(1,364)	1,972
Change in cash and cash equivalents	10,935	16,718	(5,783)
Cash and cash equivalents at beginning of period	9,721	15,843	(6,122)
Cash and cash equivalents at end of period	$20,656	$32,561	$(11,905)

ADDENDUM

Base Business Results

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2011	2010	2011	2010	2011	2010
Net sales	$497,464	$454,781	$6,120	$239	$503,584	$455,020

Gross profit	146,083	130,788	1,823	81	147,906	130,869
Gross margin	29.4%	28.8%	29.8%	33.9%	29.4%	28.8%

Operating expenses	105,046	93,663	1,947	159	106,993	93,822
Expenses as a % of net sales	21.1%	20.6%	31.8%	66.5%	21.2%	20.6%

Operating income (loss)	41,037	37,125	(124)	(78)	40,913	37,047
Operating margin	8.2%	8.2%	(2.0)%	(32.6)%	8.1%	8.1%

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
	2011	2010	2011	2010	2011	2010
Net sales	$1,501,733	$1,366,901	$21,163	$5,419	$1,522,896	$1,372,320

Gross profit	444,594	396,045	6,161	1,650	450,755	397,695
Gross margin	29.6%	29.0%	29.1%	30.4%	29.6%	29.0%

Operating expenses	304,965	278,500	6,380	1,167	311,345	279,667
Expenses as a % of net sales	20.3%	20.4%	30.1%	21.5%	20.4%	20.4%

Operating income (loss)	139,629	117,545	(219)	483	139,410	118,028
Operating margin	9.3%	8.6%	(1.0)%	8.9%	9.2%	8.6%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
The Kilpatrick Company, Inc.	May 2011	4	May 2011 – September 2011
Turf Equipment Supply Co.	December 2010	3	January 2011 – September 2011
Pool Boat and Leisure, S.A.	December 2010	1	January 2011 – September 2011
Les Produits de Piscine Metrinox Inc.	April 2010	2	January 2011 – June 2011 and April 2010 – June 2010

As of September 30, 2011, the base business results also excluded one new market sales center that opened in the second quarter of 2011 and one existing sales center that was consolidated into an acquired sales center in May 2011.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers in the first nine months of 2011:

December 31, 2010	291
Acquired	4
New locations (1)	4
Consolidated	(3)
September 30, 2011	296

(1)
Includes two new sales centers in Florida, one new sales center in Puerto Rico and one sales center in Oregon that reopened (a previous SCP network location that closed in December 2007 and has operated within a Horizon network sales center since then).

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2011	2010	2011	2010
Net income	$24,169	$22,784	$82,108	$69,443
Add:
Interest expense (1)	1,641	1,933	5,110	6,215
Provision for income taxes	15,126	13,902	52,377	44,044
Share-based compensation	2,059	1,878	6,143	5,912
Equity earnings in unconsolidated investments	(23)	(15)	(185)	(117)
Depreciation	2,601	2,263	7,071	6,732
Amortization (2)	271	507	1,021	1,465
Adjusted EBITDA	$45,844	$43,252	$153,645	$133,694

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2)
Excludes amortization of deferred financing costs of $74 and $130 for the three months ended September 30, 2011 and September 30, 2010, respectively, and $222 and $362 for the nine months ended September 30, 2011 and September 30, 2010, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2011	2010	2011	2010
Adjusted EBITDA	$45,844	$43,252	$153,645	$133,694
Add:
Interest expense, net of interest income	(1,567)	(1,803)	(4,888)	(5,853)
Provision for income taxes	(15,126)	(13,902)	(52,377)	(44,044)
Excess tax benefits from share-based compensation	(208)	(169)	(2,229)	(1,271)
Other	(1,094)	(3,759)	(3,892)	(7,673)
Change in operating assets and liabilities	23,064	12,908	(58,285)	(9,611)
Net cash provided by operating activities	$50,913	$36,527	$31,974	$65,242